Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 15, 2018
Erin Energy Corporation
1330 Post Oak Boulevard
Suite 2550
Houston, Texas 77056
Ladies and Gentlemen:

We hereby consent to the incorporation into the United States Securities and Exchange Commission Registration Statements on Form 10-K of Erin Energy Corporation of (a) the references to DeGolyer and MacNaughton contained in “Part I, Item 2,” “List of Exhibits,” and in the section “Supplemental Data on Oil and Gas Exploration and Producing Activities (Unaudited)” and (b) our third-party letter report dated March 12, 2018, containing our opinion on the proved reserves as of December 31, 2017, attributable to the interest owned by Erin Energy Corporation in the Oyo field offshore Nigeria, which report is included as “Exhibit 99.1” to be filed on or about March 15, 2018.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716